EXHIBIT 10.4

US ECOLOGY, INC.

FORM OF INCENTIVE STOCK OPTION AGREEMENT

Effective ____________ (the “Effective Date”), US Ecology, Inc., a Delaware corporation (the “Company”) hereby grants to ___________ (the “Optionee”), an Incentive Stock Option  (the “ISO”) to purchase from the Company, at a price of $______ per share, ______ shares of the Company’s authorized and unissued common stock, $0.01 par value per share (the “Common Stock”) subject, however, to the following terms and conditions.

1.Incentive Stock Option.    This stock option is designated as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  If, during one taxable year, this stock option and any other Incentive Stock Options granted to you by the Company or its subsidiaries vests for Common Stock with an aggregate fair market value in excess of $100,000, then the stock option, as to the excess, shall be treated as a non-statutory stock option that does not meet the requirements of Section 422 of the Code.  If and to the extent that the stock option fails to qualify as an Incentive Stock Option under the Code, the stock option shall remain outstanding according to its terms as a non-statutory stock option.

2.Stock Option Plan.  This Stock Option Agreement (the “Agreement”) and the stock option granted herein are made and accepted pursuant to and in accordance with the Company’s 2015 Omnibus Incentive Plan (the “Plan”).  The terms and provisions of the Plan, and any amendments thereto, are incorporated herein by reference.  Unless specifically set forth herein, in the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will prevail.  Unless otherwise stated, all capitalized terms used herein shall have the meanings set forth in the Plan.

3.Term and Vesting.  The stock option granted herein shall vest and become exercisable as follows, provided the Optionee remains employed by the Company or its subsidiaries through each applicable vesting date:

•0 of the stock options shall vest on January 1,  2020;

•_____ of the stock options shall vest on January 1,  2021; and

•_____ of the stock options shall vest on January 1,  2022.

Subject to the terms of the Plan and your continued employment with the Company or any of its subsidiaries, your stock option will remain exercisable until the tenth anniversary of the Effective Date (the “Expiration Date”) or January 1,  2029.  Upon the date of termination of your employment with the Company and its subsidiaries (a “Termination Date”), your stock option shall remain exercisable (the “Exercise Period”) only in accordance with the following provisions:

(a)    Upon the termination of your employment with the Company or any of its subsidiaries,  other than as a result of your death or total disability, any vested portion of your stock option shall remain exercisable until the earlier of (i) thirty (30) days after your Termination Date or (ii) the Expiration Date.

(b)    Upon termination of your employment by the Company without cause or by you for good reason, unvested stock options shall continue to vest according to your employment agreement in effect on the date of termination or, if one does not exist, for the shorter of a period of one year or the original expiration date of such options.

(c)    Upon the termination of your employment with the Company and its subsidiaries by reason of your death or total disability, any vested portion of your stock option shall remain exercisable until the earlier of: (i) twelve (12) months after your Termination Date or (ii) the Expiration Date.

Any vested and exercisable portion of your stock option that is not so exercised within the applicable Exercise Period shall be forfeited with no further compensation due to you.  Additionally, unless otherwise provided by the Compensation Committee, any portion of your stock option that is not vested or exercisable as of your Termination Date shall be immediately forfeited on such date with no further compensation due to you.

4.Limitation Upon Transfer.  The stock option granted herein (a) shall be nonassignable and nontransferable by the Optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death, (b) during the Optionee’s lifetime, shall be exercisable only by the Optionee, and (c) shall, under no circumstances, be transferable in exchange for consideration.

5.Method of Exercise.  The stock option granted herein may be exercised in whole or in part by tendering to the Company written notice of exercise accompanied by the aggregate purchase price for the shares with respect to which this stock option is being exercised.  The purchase price of shares of Common Stock of the Company acquired upon the exercise of this stock option shall be paid by the Optionee by the delivery of cash or check payable to the order of the Company, or with the consent of the Board of Directors, in whole or in part, Common Stock of the Company valued at fair market value.  The Optionee may also request net share settlment whereby the Company delivers only gain shares (i.e. shares with a fair market value equal to the option spread upon exercise) directly to the optionee.

6.Disqualifying Disposition.  If your dispose of any shares of Common Stock acquired upon the exercise of this stock option within two years from the Effective Date or one year after such shares were acquired pursuant to the exercise of this stock option (either disposition, a “Disqualifying Disposition”), you acknowledge and agree that you shall notify the Company in writing of such disposition.  Any notice of a Disqualifying Disposition must be given within 30 days of such disposition.

7.Registration of Stock.  Notwithstanding any of the provisions of this Agreement, the stock option granted herein will not be exercisable, in whole or in part, unless (a) all shares issuable on the exercise thereof have been registered under the Securities Act of 1933, as amended (the “1933 Act”), or (b) the Company shall have received an opinion of its counsel that registration under the 1933 Act and all other applicable securities laws is not required in connection with such issuance.  The Optionee further agrees that all shares acquired under the exercise of the stock option granted hereunder will not be sold or transferred unless such shares have been registered for resale under the 1933 Act or unless the Company shall receive an opinion of counsel satisfactory to it that such shares may be resold without registration under the 1933 Act.

8.Successors of Company and Optionee.  This Agreement shall inure to the benefit of and be binding upon the Company and the Optionee and their respective heirs, legal representatives, successors and assigns, subject to the restrictions on assignability and transferability set forth herein.

9.Adjustments.  The number of shares of Common Stock and prices per share contained herein shall be proportionately adjusted from time to time as and when provided in the Plan.

10.Taxes.  Optionee shall be responsible to make appropriate provisions for all taxes required to be paid in connection with the stock option granted herein and the exercise thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed this 2nd day of January,  2019.

US ECOLOGY, INC.

By:	Jeffrey R. Feeler
Its:	President and Chief Executive Officer

OPTIONEE

Name:
Address:
SS#:

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